Filed Pursuant to Rule 424(b)(3)

Registration No. 333-166763

The information contained in this prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 12, 2010

PROSPECTUS SUPPLEMENT

(To prospectus dated May 12, 2010)

4,300,000 Shares

Con-way Inc.

Common Stock

This is an offering of 4,300,000 shares of common stock of Con-way Inc.

Our common stock is listed on the New York Stock Exchange under the symbol “CNW.” The last reported sale price of our common stock on May 11, 2010 was $37.64 per share.

See “Risk Factors” beginning on page S-5 of this prospectus supplement to read about important factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Con-way	$	$

To the extent that the underwriters sell more than 4,300,000 shares of common stock, the underwriters have the option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 645,000 shares from Con-way at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2010.

Morgan Stanley	Goldman, Sachs & Co.

The date of this prospectus supplement is May     , 2010.

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should carefully read this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of common stock. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under the shelf registration process, from time to time, we may offer the common stock described in the accompanying prospectus. In this prospectus supplement, we provide you with specific information about the common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include, or incorporate by reference, important information about us, the securities being offered and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If any specific information regarding the common stock in this prospectus supplement is inconsistent with the more general description of the common stock in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the additional information described under “Where You Can Find More Information” in the accompanying prospectus, before investing in the common stock.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “Con-way,” “we,” “our,” “company,” “issuer” or “us” refer to Con-way Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Con-way makes available, free of charge, on its website at “www.con-way.com,” under the headings “Investor Relations/Annual Report, Proxy and Other SEC Filings,” copies of its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and any amendments to those reports, in each case as soon as reasonably practicable after such reports are electronically filed with the Securities and Exchange Commission, or SEC.

In addition, Con-way makes available, free of charge, on its website at “www.con-way.com,” under the headings “Investor Relations/Corporate Governance,” current copies of the following documents: (1) the charters of the Audit, Compensation, and Governance and Nominating Committees of its Board of Directors; (2) its Corporate Governance Guidelines; (3) its Code of Ethics for Chief Executive and Senior Financial Officers; (4) its Code of Business Conduct and Ethics for Directors; and (5) its Code of Ethics for employees. Copies of these documents are also available in print to shareholders upon request, addressed to the Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, under which we file periodic reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be examined without charge at the

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Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. These filings also are available on our corporate website, “www.con-way.com”. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

Rather than include certain information in this prospectus supplement that we have already included in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. Accordingly, we incorporate by reference the following documents filed by Con-way Inc.:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•

Portions of our Definitive Proxy Statement on Schedule 14A filed on April 12, 2010 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	Current Report on Form 8-K filed February 11, 2010.

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed) after the date of this prospectus supplement and prior to the termination of this offering will be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person to whom this prospectus is delivered, upon request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to any such document unless such exhibits are specifically incorporated by reference into the document to which this prospectus supplement refers. You should direct such requests to our Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, or the Securities Act, regarding our business, financial condition and results of operations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including among others:

•	any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items;

•	any statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items;

•	any statements concerning proposed new products or services;

•	any statements regarding Con-way’s estimated future contributions to pension plans;

•	any statements as to the adequacy of reserves;

•	any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way;

•	any statements regarding future economic conditions or performance;

•	any statements regarding strategic acquisitions; and

•	any statements of estimates or belief and any statements or assumptions underlying the foregoing.

Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “will,” “seeks”, “approximately” and other similar expressions are intended to identify forward-looking statements. Any or all forward-looking statements in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and in any other public filings or statements we make may turn out to be wrong. Such forward-looking statements are necessarily dependent on assumptions, data and methods that may be incorrect or imprecise and there can be no assurance that they will be realized. In that regard, certain important factors, among others and in addition to the matters discussed in this prospectus supplement and other reports and documents filed by Con-way with the SEC, could cause actual results and other matters to differ materially from those discussed in such forward-looking statements. A detailed description of certain of these factors is under the heading “Risk Factors” in this prospectus supplement. These factors should be considered in conjunction with any discussion of operations or results by us or our representatives, including any forward-looking discussion, as well as comments contained in press releases, presentations to securities analysts or investors or other communications by us.

You should not place undue reliance on any forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date thereof. Except as may be required by law, we do not undertake to address or update forward-looking statements in future filings or communications regarding our business or operating results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications.

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SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand us and our common stock. The “Description of the Common Stock” section of this prospectus supplement contains more detailed information regarding our common stock. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand our common stock and the other considerations that are important to you in making a decision about whether to invest in our common stock.

Con-way Inc.

We provide transportation, logistics and supply-chain management services for a wide range of manufacturing, industrial and retail customers. Our business units operate in regional and transcontinental less-than-truckload and full-truckload freight transportation, contract logistics and supply-chain management, multimodal freight brokerage and trailer manufacturing.

We are divided into the following five operating segments for financial-reporting purposes:

•

Freight. The Freight segment primarily consists of the operating results of the Con-way Freight business unit. Con-way Freight is a less-than-truckload motor carrier that utilizes a network of freight service centers to provide regional, inter-regional and transcontinental less-than-truckload freight services throughout North America.

•

Logistics. The Logistics segment consists of the operating results of the Menlo Worldwide Logistics business unit. Menlo Worldwide Logistics develops contract-logistics solutions, including the management of complex distribution networks and supply-chain engineering and consulting, and also provides multimodal freight brokerage services.

•

Truckload. The Truckload segment consists of the operating results of the Con-way Truckload business unit. Con-way Truckload is a full-truckload motor carrier that utilizes a fleet of tractors and trailers to provide short- and long-haul, asset-based transportation services throughout North America.

•

Vector. Prior to its sale, the Vector reporting segment consisted of Con-way’s proportionate share of the net income from Vector SCM, LLC, or Vector, a joint venture with General Motors, or GM. GM purchased Con-way’s membership interest in Vector in December 2006.

•

Other. The Other reporting segment consists of the operating results of Road Systems, a trailer manufacturer, and certain corporate activities for which the related income or expense has not been allocated to other reporting segments, including results related to corporate re-insurance activities and corporate properties. Road Systems primarily manufactures and refurbishes trailers for Con-way Freight and Con-way Truckload.

Our executive offices are located at 2855 Campus Drive, Suite 300, San Mateo, California 94403, and our Internet web site address is www.con-way.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus. Our telephone number is (650) 378-5200.

THE OFFERING

Common stock we are offering	4,300,000 shares, or 4,945,000 shares if the underwriters’ option to purchase additional shares is exercised in full.

Common stock issued and outstanding immediately after this offering	53,818,070 shares

NYSE symbol for our common stock	Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CNW.”

Use of proceeds	The net proceeds, after estimated expenses, to us from the sale of the common stock offered hereby will be approximately $ .

We intend to use the net proceeds of this offering for general corporate purposes, which may include, but are not limited to, working capital and capital expenditures.

Risk Factors	Investing in our common stock involves a high degree of risk. Potential investors are urged to read and consider the risk factors relating to an investment in our common stock set forth under “Risk Factors” in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

Unless the context requires otherwise, the number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of March 31, 2010. The number of shares of our common stock to be outstanding after this offering does not take into account:

•	an aggregate of 2,845,000 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2010 at a weighted average exercise price of $36.20 per share; and

•	an aggregate of 2,717,875 shares of common stock reserved for future issuances under our equity compensation plans.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option to purchase up to an additional 645,000 shares of common stock.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table presents our summary consolidated historical financial and other data as of and for the three months ended March 31, 2010 and 2009 and for the years ended December 31, 2009, 2008, 2007, 2006 and 2005. The summary consolidated historical financial and other data as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 are derived from our audited consolidated financial statements which are incorporated herein by reference. The summary consolidated historical financial and other data as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 are derived from our unaudited financial statements, which are incorporated herein by reference, and are not necessarily indicative of the results to be expected for the full year. The unaudited interim summary consolidated historical financial data reflects all adjustments (consisting primarily of normal recurring adjustments except as described in the footnotes to the interim consolidated financial statements) which are, in the opinion of management, necessary to present fairly the financial data for the interim periods.

The summary consolidated historical financial and other data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the period ended March 31, 2010, which are incorporated by reference into this prospectus supplement.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2010	2009	2009	2008	2007(a)	2006	2005
	(Dollars in thousands except per share data)
Operating Results:
Revenues	$1,161,911	$962,932	$4,269,239	$5,036,817	$4,387,363	$4,221,478	$4,115,575
Operating Income (Loss) (b)	14,400	(150,312)	(25,928)	192,622	264,453	401,828	370,946
Income (Loss) from Continuing Operations Before Income Tax Provision	(2,914)	(165,825)	(90,269)	134,917	242,646	392,309	352,356
Net Income (Loss) from Continuing Operations Applicable to Common Shareholders (c)	(4,037)	(153,966)	(110,936)	58,635	146,815	265,177	222,647
Net Income (Loss) Applicable to Common Shareholders (c)	(4,037)	(153,966)	(110,936)	66,961	145,952	258,978	214,034

Per Common Share Data:
Basic
Net Income (Loss) from Continuing Operations	$(0.08)	$(3.35)	$(2.33)	$1.29	$3.24	$5.42	$4.27
Net Income (Loss) Applicable to Common Shareholders	(0.08)	(3.35)	(2.33)	1.47	3.22	5.29	4.10
Diluted
Net Income (Loss) from Continuing Operations	(0.08)	(3.35)	(2.33)	1.23	3.06	5.09	3.98
Net Income (Loss) Applicable to Common Shareholders	(0.08)	(3.35)	(2.33)	1.40	3.04	4.98	3.83
Common Shareholders’ Equity	13.99	8.95	13.95	12.13	18.68	14.65	16.09

Weighted Average Common Shares Outstanding:
Basic	49,335,702	45,962,858	47,525,862	45,427,317	45,318,740	48,962,382	52,192,539
Diluted	49,335,702	45,962,858	47,525,862	48,619,292	48,327,784	52,280,341	56,213,049
	As of March 31,		As of December 31,
	2010	2009	2009	2008	2007	2006	2005
Financial Position:
Cash and cash equivalents	$461,393	$325,220	$476,575	$278,253	$176,298	$260,039	$514,275
Total assets	2,989,112	2,917,571	2,896,217	3,071,707	3,009,308	2,291,042	2,451,399
Long-term debt, guarantees and capital leases	758,588	924,750	760,789	926,224	955,722	557,723	581,469

(a)	Effective August 23, 2007, Con-way acquired Contract Freighters, Inc. and affiliated companies (collectively, “CFI”). Under purchase-method accounting, CFI’s operating results are included only for periods subsequent to the acquisition.

(b)	The comparability of Con-way’s consolidated operating income was affected by the following:

Accounting events:

•	Effective January 1, 2006, Con-way adopted SFAS 123R under the modified-prospective method. Prior-period financial statements have not been adjusted.

Unusual income or expense:

•	Charge of $2.8 million in the first quarter of 2010 for the write-off of a customer-relationship intangible asset.

•	Charge of $134.8 million in the first quarter of 2009 for the impairment of goodwill at Con-way Truckload.

•	Restructuring charge of $23.9 million in 2008, related to a reorganization initiative, network re-engineering and workforce reduction at Con-way Freight.

•

Charges of $37.8 million in 2008 for the impairment of goodwill and other intangible assets, $4.9 million for the write-down of an acquisition receivable and $4.2 million for acquisition-related integration and other costs at Menlo Worldwide Logistics in 2008.

•	Restructuring charge of $13.2 million in 2007, related to a reorganization initiative at Con-way Freight.

•	Gain of $6.2 million in 2006 from the sale of assets related to Con-way Expedite.

•	Gain of $41.0 million in 2006 from the sale of Con-way’s membership interest in Vector.

(c)	The comparability of Con-way’s tax provision and net income was affected by the following:

•	Tax provision in the first quarter of 2010 includes a $2.3 million tax charge related to recently enacted health care legislation.

•	Tax provision in the first quarter of 2009 reflects the non-deductible goodwill impairment charge at Con-way Truckload.

•	Tax benefit of $2.7 million in the first quarter of 2009 from a now-expired fuel-related tax credit.

•	Tax provision in 2008 reflects the non-deductible goodwill impairment charges and write-down of an acquisition-related receivable at Chic Logistics.

•	Tax benefits of $12.1 million in 2006 related to the settlement with the IRS of previous tax filings.

•

Tax benefits of $17.7 million in 2006 from the utilization of capital-loss carryforwards that offset tax of $2.9 million on the sale of Con-way Expedite and $14.8 million on the sale of Con-way’s membership interest in Vector.

•	Tax benefits of $7.8 million in 2005 related to the settlement with the IRS of previous tax filings.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business

Natural disasters, including earthquakes, fires and floods, could severely damage or interrupt our systems and operations and result in an adverse effect on our business, financial condition and results of operations.

We and our business units rely on a centralized shared-service facility for the performance of shared administrative and technology services in the conduct of our businesses. Our computer facilities and administrative and technology employees are located at the shared-service facility.

We are dependent on our automated systems and technology to operate our businesses and to increase employee productivity. Although we maintain backup systems and have disaster-recovery processes and procedures in place, a sustained interruption in the operation of these facilities, whether due to terrorist activities, earthquakes, floods, transition to upgraded or replacement technology or any other reason, could have a material adverse effect on us.

In 2009, we initiated a project to outsource a significant portion of our information-technology infrastructure function and a small portion of our administrative and accounting functions. We expect the third-party providers to begin providing services during 2010. The third-party service providers are subject to similar business interruption risks discussed above and, like us, have disaster-recovery processes and procedures in place. Certain of the outsourced services will be performed in developing countries and, as a result, may be subject to geopolitical uncertainty. An unsuccessful transition of the services to a third-party provider or a failure of a service provider to perform could have a material adverse effect on us.

We may be unable to accurately forecast the funding requirements for our investments in revenue equipment and freight service centers.

Two of our primary businesses are capital-intensive. Con-way Freight and Con-way Truckload make significant investments in revenue equipment and Con-way Freight also makes significant investments in freight service centers. The amount and timing of capital investments depend on various factors, including anticipated volume levels, and the price and availability of appropriate-use property for service centers and newly manufactured tractors and diesel engines, which are subject to restrictive Environmental Protection Agency engine-design requirements. If anticipated service-center and/or fleet requirements differ materially from actual requirements, our capital-intensive business units may have too much or too little capacity. Our investments in revenue equipment and freight service centers depend on our ability to generate cash flow from operations and our access to debt and equity capital markets. A decline in the availability of these funding sources could adversely affect us.

The volatility in the capital markets may adversely affect our financial condition, results of operations and cash flows.

The global capital markets have been experiencing significant disruption and volatility over the past year as evidenced by a lack of liquidity in the debt markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and failure of certain major financial institutions. Such market disruptions may increase Con-way’s cost of borrowing or affect its ability to access debt and equity capital markets. Market conditions may affect our ability to refinance indebtedness as and when it becomes due. In addition, changes in our credit ratings could adversely affect our ability and cost to borrow funds. We are unable to predict the effect the conditions in the capital markets may have on our financial condition, results of operations or cash flows.

A significant loss of business from any of Menlo Logistics, Inc.’s major customers may have an adverse effect on our business, financial condition and results of operations.

Menlo Worldwide Logistics is subject to risk related to customer concentration because of the relative importance of its largest customers and the increased ability of those customers to influence pricing and other contract terms. Many of its competitors in the logistics industry segment are subject to the same risk. Although Menlo Worldwide Logistics strives to broaden and diversify its customer base, a significant portion of its revenue is derived from a relatively small number of customers. Consequently, a significant loss of business from, or adverse performance by, any of Menlo Worldwide Logistics’ major customers, may have a material adverse effect on our financial condition, results of operations and cash flows. Similarly, the renegotiation of major customer contracts may also have an adverse effect on us.

Uncertain economic conditions may have an adverse effect on the demand for our services.

Our operating results are affected, in large part, by conditions in the cyclical markets of our customers and on the U.S. and global economies. While economic conditions affect most companies, the transportation industry is cyclical and susceptible to trends in economic activity. When individuals and companies purchase and produce fewer goods, our businesses transport fewer goods. In addition, Con-way Freight and Con-way Truckload are capital-intensive and Con-way Freight has a relatively high fixed-cost structure that is difficult to adjust to match shifting volume levels. Our competitors also have relatively high-fixed cost structures. As a result, in times of weaker economic conditions, our industry generally suffers from reduced volumes and/or pricing. Any sustained weakness in demand or continued downturn or uncertainty in the economy generally would have an adverse effect on us. Our results in the fourth quarter of 2008 and in 2009 have been adversely affected by weak economic conditions and industry overcapacity. While volumes have increased recently, excess capacity remains, dampening expectations for significant pricing or margin improvements in the near term.

Increasing costs of providing competitive employee benefits packages to our employees may have an adverse effect on our financial conditions, results of operations and cash flows.

We maintain health-care plans, defined benefit pension plans and defined contribution retirement plans, and also provide certain other benefits to our employees. In recent years, health-care costs have risen dramatically. A decline in interest rates and/or lower returns on plan assets may cause increases in the expense of, and funding requirements for, our defined benefit pension plans. For example, in 2008 our pension plan became significantly underfunded due to market performance. In 2009, we amended our primary defined benefit pension plan to permanently curtail benefits. Despite this change, our defined benefit pension plans remain subject to volatility associated with interest rates, returns on plan assets, and funding requirements. As a result, we are unable to predict the effect of continuing to provide these benefits to employees.

Competition for employees and related employment costs may adversely affect our financial condition, results of operations and cash flows.

Our workforce is not affiliated with labor unions. We believe that the non-unionized operations of our business units have advantages over comparable unionized competitors in providing reliable and cost-competitive customer services, including greater efficiency and flexibility. There can be no assurance that our business units will be able to maintain their non-unionized status. If current legislation, known as the Employee Free Choice Act, or similar legislation, is passed by the United States Congress, it would, among other things, revise unionization procedures.

We hire drivers primarily for Con-way Freight and Con-way Truckload. At times, there is significant competition for qualified drivers in the transportation industry. As a result, these business units may be required to increase driver compensation and benefits, or face difficulty meeting customer demands, all of which could adversely affect us.

Our business operates in a highly-regulated industry and the imposition of additional regulations may have an adverse effect on our ability to serve our customers.

We are subject to compliance with many laws and regulations that apply to our business activities. These include regulations related to driver hours-of-service limitations, labor-organizing activities, stricter cargo-security requirements, tax laws and environmental matters, including potential limits on carbon emissions under climate-change legislation. We are not able to accurately predict how new governmental laws and regulations, or changes to existing laws and regulations, will affect the transportation industry generally, or us in particular. Although government regulation that affects us and our competitors may simply result in higher costs that can be passed to customers with no adverse consequences, there can be no assurance that this will be the case. As a result, we believe that any additional measures that may be required by future laws and regulations or changes to existing laws and regulations could result in additional costs and could have a material adverse effect on us.

Concern over climate change has led to increased legislative and regulatory efforts to limit carbon and other greenhouse gas emissions. Even without such regulation, our response to customer-led sustainability initiatives could lead to increased costs to implement additional emission controls. Additionally, we may experience reduced demand for our services if we do not comply with customers’ sustainability requirements. As a result, increased costs or loss of revenue resulting from sustainability initiatives could have an adverse effect on us.

Fluctuations in the availability and price of fuel may adversely affect our business, financial condition and results of operations.

We are subject to risks associated with the availability and price of fuel, which are subject to political, economic and market factors that are outside of our control.

We would be adversely affected by an inability to obtain fuel in the future. Although historically we have been able to obtain fuel from various sources and in the desired quantities, there can no assurance that this will continue to be the case in the future.

We may also be adversely affected by the timing and degree of fluctuations in fuel prices. Currently, our business units have fuel-surcharge revenue programs or cost-recovery mechanisms in place with a majority of customers. Con-way Freight and Con-way Truckload maintain fuel-surcharge programs designed to offset or mitigate the adverse effect of rising fuel prices. Menlo Worldwide Logistics has cost-recovery mechanisms incorporated into most of its customer contracts under which it recognizes fuel-surcharge revenue designed to eliminate the adverse effect of rising fuel prices on purchased transportation.

Con-way’s competitors in the less-than-truckload (“LTL”) market also impose fuel surcharges. Although fuel surcharges are generally based on a published national index, there is no LTL industry-standard fuel-surcharge formula. As a result, fuel-surcharge revenue constitutes only part of Con-way Freight’s overall rate structure. Revenues excluding fuel surcharges (sometimes referred to as base freight rates) represent the collective pricing elements that exclude fuel surcharges. In the LTL market, changes in base freight rates reflect numerous factors such as length of haul, freight class, weight per shipment and customer-negotiated adjustments. Ultimately, the total amount that Con-way Freight and Con-way Truckload can charge for their services is determined by competitive pricing pressures and market factors.

Historically, Con-way Freight’s fuel-surcharge program has enabled Con-way Freight to more than recover increases in fuel costs and fuel-related increases in purchased transportation. As a result, Con-way Freight may be adversely affected, as occurred in 2009, if fuel prices fall and the resulting decrease in fuel-surcharge revenue is not offset by an equivalent increase in base freight-rate revenue. Although lower fuel surcharges may improve Con-way Freight’s ability to increase the freight rates that it would otherwise charge, there can be no assurance in this regard. Con-way Freight may also be adversely affected if fuel prices increase or if fuel prices return to historically high levels. Customers faced with fuel-related increases in transportation costs often seek to negotiate lower rates through reductions in the base freight rates and/or limitations on the fuel surcharges charged by Con-way Freight, which adversely affect Con-way Freight’s ability to offset higher fuel costs with higher revenue.

Con-way Truckload’s fuel-surcharge program mitigates the effect of rising fuel prices but does not always result in Con-way Truckload fully recovering the increase in its cost of fuel. The extent of recovery may vary depending on the amount of customer-negotiated adjustments and the degree to which Con-way Truckload is not compensated due to empty and out-of-route miles or from engine idling during cold or warm weather.

We would be adversely affected if, due to competitive and market factors, our business units are unable to continue their current fuel-surcharge programs and/or cost-recovery mechanisms. In addition, there can be no assurance that these programs, as currently maintained or as modified in the future, will be sufficiently effective to offset increases in the price of fuel.

Risks Related to Our Common Stock and this Offering

Our common stock price may be subject to significant fluctuations and volatility.

The market price of our common stock has been subject to significant fluctuations. Since the beginning of fiscal year 2009, our closing stock price has ranged from a low of $12.99 on March 2, 2009 to a high of $48.32 on August 10, 2009. These fluctuations could continue. Among the factors that could affect our stock price are:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	our access to financial and capital markets to refinance our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	future sales of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	regulatory changes affecting our industry generally or our business and operations; and

•	general financial, domestic, international, economic and other market conditions.

The stock markets in general have experienced high volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

If securities or industry analysts change to a negative outlook regarding our stock or our industry, or our operating results do not meet their expectations, our stock price could decline. The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock.

Except as described under the heading “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. As part of this offering, we expect to issue 4,300,000 shares of common stock (or up to 4,945,000 shares of common stock if the underwriters exercise their over-allotment option in full). The issuance of additional shares of our common stock in this offering, or other issuances of our common stock or convertible securities, including our outstanding options, restricted shares and our performance share units, or otherwise, will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Our common stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of common stock are equity interests and do not constitute indebtedness. As such, the shares of common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy, liquidation or similar proceeding.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (1) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board, and (2) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

Because we are a holding company that conducts our operations through our subsidiaries, our ability to meet our obligations and our ability to pay dividends on our common stock, depends on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or advance or repay funds to us. In addition, any of our rights (including the rights of the holders of our common stock) to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary’s creditors (except to the extent we may ourselves be a creditor of that subsidiary), including that subsidiary’s trade creditors and our creditors who have obtained guarantees from the subsidiaries. As a result, our common stock will be subordinated to our and our subsidiaries’ obligations and liabilities.

The issuance of shares of preferred stock could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of the Company’s stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including the designation, preferences, limitations and relative rights over the common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

Provisions in our charter documents and Delaware law and our adoption of a stockholder rights plan may delay or prevent acquisition of us, which could decrease the value of shares of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include advance notice provisions and limitations on actions by our stockholders by written consent. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $         million, after giving effect to underwriting discounts and commissions and estimated expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include, but are not limited to, working capital and capital expenditures.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2010:

•	on an actual basis; and

•

as adjusted to reflect the completion of this offering and the application of the proceeds therefrom, net of underwriting discounts and commissions and estimated offering expenses, as described in “Use of Proceeds.”

You should read the information in this table in conjunction with “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2010
	(unaudited)
	(dollars in thousands)
	Actual	As Adjusted
Cash and cash equivalents (a)	$461,393	$

Long-term debt and capital leases (excluding current portion) (a)	$758,588	$

Shareholders’ equity:
Common stock, $.625 par value; authorized 100,000,000 shares; issued 62,560,739 shares, actual and as adjusted (b)	39,016
Additional paid-in capital, common stock	569,542
Retained earnings	881,931
Cost of repurchased common stock, 13,042,669 shares, actual; 8,742,669 shares, as adjusted (b)	$(564,683)	$

Total common shareholders’ equity	$925,806	$

Accumulated other comprehensive loss	(233,014)

Total shareholders’ equity	$692,792	$

Total capitalization	$1,451,380	$

(a)	On May 3, 2010, we repaid the $200 million outstanding under our 8 7/8% Notes due 2010 with cash on hand. In April and May 2010, we acquired $35 million of tractors under a capital lease agreement.
(b)	The number of issued shares set forth in the capitalization table includes treasury shares. All of the shares in this offering (including any shares issued upon exercise of the over-allotment option) will be issued from treasury shares.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on NYSE under the symbol “CNW.” As of May 11, 2010, the last reported sale price of our common stock on NYSE was $37.64. As of March 31, 2010, there were approximately 6,700 stockholders of record.

The following table presents the high and low closing sales price per share of our common stock during each of the quarters in 2010, 2009 and 2008, as reported on NYSE and the dividend paid per share during the same period.

	High	Low	Dividend Per Share
2010
Second Quarter (through May 11, 2010)	$40.05	$34.57	$0.10
First Quarter	$36.13	$28.13	$0.10
2009
Fourth Quarter	$39.36	$28.24	$0.10
Third Quarter	$48.32	$32.67	$0.10
Second Quarter	$35.99	$16.98	$0.10
First Quarter	$27.41	$12.99	$0.10
2008
Fourth Quarter	$43.90	$20.03	$0.10
Third Quarter	$55.00	$42.01	$0.10
Second Quarter	$52.16	$43.00	$0.10
First Quarter	$54.33	$37.91	$0.10

The determination to pay cash dividends is at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition and other factors deemed relevant by our board of directors.

DESCRIPTION OF THE COMMON STOCK

The following summary describes the material provisions of our common stock. The summary in this prospectus is not complete. We urge you to read our certificate of incorporation and our bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

Our certificate of incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 100,000,000 shares of common stock, par value $.625 per share, and up to 5,000,000 shares of preferred stock, no par value per share. As of March 31, 2010, there were 49,518,070 shares of common stock issued and outstanding, held of record by approximately 6,700 stockholders. In addition, as of March 31, 2010, an aggregate of 2,845,000 shares of our common stock were issuable pursuant to outstanding options and an aggregate 2,717,875 shares of our common stock were reserved for future issuances under our equity compensation plans.

We may amend our certificate of incorporation from time to time to increase the number of authorized shares of capital stock. Any such amendment would require the approval of the holders of a majority of our outstanding stock entitled to vote, with all such holders voting as a single class. The common stock will, when issued, be fully paid and nonassessable.

Dividend Rights

Subject to the dividend rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock, or otherwise, at the rate and on the date or dates as declared by our board of directors. Accruals of dividends will not bear interest.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of preferred stock before we pay distributions to the holders of common stock. Because we are a holding company, holders of common stock may not receive assets of our subsidiaries in the event of our liquidation until the claims of creditors of such subsidiaries are paid, except to the extent that we are a creditor of, and may have recognized claims against, such subsidiaries.

Voting Rights

Each holder of common stock entitled to vote will have one vote for each one share of common stock held on all matters to be voted upon by our stockholders, including elections of directors.

Conversion, Redemption and Preemptive Rights

Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and of Delaware Law

Our certificate of incorporation and our bylaws and Delaware law contain certain provisions that may have the effect of delaying, deferring or preventing a takeover attempt that a stockholder might consider in its best interest, including those attempts that result in a premium over the market price for the shares held by stockholders. Following is a description of certain of the anti-takeover effects of such provisions.

Limitations on Liability and Indemnification of Directors and Officers. Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of such corporation, as the case may be, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. We have entered into indemnification agreements with each director providing for indemnification. Additionally, Article VIII of our bylaws provides that we will indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their activities in such capacities. In addition, we have insurance policies that provide liability coverage to certain officers while acting in such capacities.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws and these indemnification agreements and insurance policies may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, investments in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Special Meetings of Stockholders. Our bylaws currently provide that special meetings of our stockholders may be called by our board of directors or the Chief Executive Officer at any time or, upon the written request by stockholders holding in the aggregate a majority of the outstanding voting power, by our Secretary.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice to us thereof in writing within the time periods specified in our bylaws. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

Limitations on Stockholders’ Ability to Change the Number of Directors. The number of directors to serve on our board of directors is fixed by our certificate of incorporation and bylaws. In addition, our certificate of incorporation provides that any vacancy on our board of directors (including any vacancy resulting from an increase in the number of directors) may be filled by a majority of our board of directors then in office. These provisions limit the ability of a stockholder to appoint new directors to our board of directors, and may have the effect of discouraging an attempt to obtain control of us by means of a proxy contest or otherwise.

Authorized but Unissued Capital Stock. Our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock, and to determine, with respect to any such series of preferred stock, the number of shares to be included in any series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series of preferred stock. The DGCL does not require stockholder approval for any issuance of previously authorized shares of our capital stock. However, the listing requirements of the New York Stock Exchange, which will apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances of common stock or securities convertible into or exercisable for common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. In addition, provisions which could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption or conversion rights, could be included in a series of preferred stock.

No Cumulative Voting. The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting. A cumulative voting provision could make it easier for minority stockholders to elect one or more directors to our board of directors.

General Corporation Law of the State of Delaware. We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least 66 2/ 3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes certain mergers, asset or stock sales and other transactions involving the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns (or within the previous three years did own) 15% or more of our voting stock.

Section 203 could prohibit or delay a merger or other takeover attempt and, accordingly, may discourage attempts to acquire us.

Stock Exchange Listing

Our common stock is listed on the NYSE under the symbol “CNW.”

Transfer Agent and Registrar

BNY Mellon Shareowner Services acts as transfer agent and registrar for our common stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of the material United States federal income tax consequences of an investment in our common stock by a holder that, for United States federal income tax purposes, is not a “United States person” (as defined below) (a “Non-United States Holder”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as common stock held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships, and tax-exempt organizations) or to persons that will hold our common stock as part of a straddle, hedge, conversion transaction, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not address any (i) United States federal income tax consequences to a Non-United States Holder that (A) is engaged in the conduct of a United States trade or business and acquires our common stock in connection therewith, or (B) is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year, or (ii) state, local, or foreign tax considerations. This discussion assumes that an investor will hold our common stock as a “capital asset” (generally, property held for investment) under the Internal Revenue Code. Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local, and foreign income tax considerations of an investment in our common stock.

For purposes of this discussion, a “United States person” is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as corporation for United States federal income tax purposes, created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Internal Revenue Code.

If a partnership is a beneficial owner of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is treated as a partnership or other pass-through entity for United States federal income tax purposes, and each partner or member thereof, should consult its tax advisor concerning the potential tax consequences of an investment in our common stock.

Dividends

Dividends paid in cash to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30% unless an applicable income tax treaty reduces or eliminates such tax. Non-United States Holders should consult any applicable income tax treaties that may provide for a reduction in, or exemption from, withholding taxes. A Non-United States Holder will generally be required to satisfy certain certification requirements in order to claim such treaty benefits.

Gain on Sale, Exchange or Other Disposition of Common Stock

A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, exchange or other disposition of our common stock unless we are or have been a United States real property holding corporation (a “USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such Non-United States Holder held our common stock.

We do not believe that we have been, are currently, or are likely to become a USRPHC for United States federal income tax purposes. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests, as defined in the Internal Revenue Code, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market and continues to be traded, a Non-United States Holder would be subject to United States federal income tax on any gain from the sale, exchange or other disposition of our common stock only if such Non-United States Holder actually or constructively owned more than 5% of our common stock during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such Non-United States Holder held our common stock. No assurance can be given that we are not or will not become a USRPHC, or that our common stock will be considered regularly traded, when a Non-United States Holder sells, exchanges or disposes of its shares of our common stock.

Backup Withholding and Information Reporting

In general, backup withholding will not apply to dividends on our common stock paid by us or our paying agents, in their capacities as such, to a Non-United States Holder if the holder has provided the required certification that such holder is a Non-United States Holder and neither we nor our paying agents have actual knowledge or reason to know otherwise. In addition, backup withholding will generally not apply to proceeds derived from the sale of common stock paid to a Non-United States Holder if the holder has provided the required certification that such holder is a Non-United States Holder and the paying agent does not have actual knowledge or reason to know otherwise.

Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder may be refunded, or credited against the holder’s United States federal income tax liability, provided that certain required information is provided to the Internal Revenue Service.

Generally, we must report to the Internal Revenue Service the amount of dividends paid, the name and the address of the recipient, and the amount, if any, of tax withheld. This information reporting requirement will apply even if no tax was required to be withheld.

Recent Legislation

Recently enacted legislation will require, after December 31, 2012, withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale or other disposition of, shares of our common stock held by “foreign financial institutions” (including foreign investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information about equity and debt interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons. Similarly, after December 31, 2012, dividends in respect of, and gross proceeds from the sale or other disposition of, shares of our common stock held by an investor that is a non-financial foreign entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. Non-United States Holders are encouraged to consult with their tax advisers regarding the possible implications of this new legislation on their investment in shares of our common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Goldman, Sachs & Co.

Total	4,300,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 645,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option is exercised in full, the total price to the public would be $            , the total underwriters’ discounts and commissions would be $             and total proceeds to us would be $            .

The expenses of the offering, not including underwriting discounts and commissions, are estimated at $400,000 and payable by us.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

We and each of our directors and executive officers have agreed that, among other things, without the prior written consent of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. on behalf of the underwriters, we and such directors and executive officers will not, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. With respect to Con-way, the restrictions described in this paragraph do not apply to:

•	the sale of shares to the underwriters in this offering; or

•

the grant of options, awards of restricted stock and performance share units, or the issuance by us of shares of common stock pursuant to any of the equity compensation plans, dividend reinvestment, employee stock purchase plan or 401(k) plans (including issuances of shares of common stock as company contributions under our 401(k) plans) described in this prospectus supplement; or

•	the issuance of shares of common stock upon the exercise of options or vesting of performance share units outstanding as of the date of this prospectus supplement and described herein.

With respect to our directors and executive officers, the restrictions described above do not apply to:

•

transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering (provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions);

•

transfers of shares of common stock or any security convertible into common stock as a bona fide gift or by will or intestacy (provided that any donee or transferee sign a lock-up agreement substantially in the form of the agreement signed by our directors and executive officers applicable for the remainder of the 90-day period described above, and that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the 90-day period described above (other than a filing on Form 5));

•

transfers of shares of common stock to any immediate family of the director or executive officer or to any trust for the benefit of the director or executive officer and/or any immediate family member of the director or executive officer (provided that any donee or transferee sign a lock-up agreement substantially in the form of the agreement signed by our directors and executive officers applicable for the remainder of the 90-day period described above, and that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the 90-day period described above (other than a filing on Form 5));

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock (provided that such plan does not provide for the transfer of common stock during the 90-day period described above and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of us or the director or executive officer); or

•

transfers of shares of common stock to us to satisfy any tax liabilities upon the exercise of options expiring, or the vesting of any shares of restricted stock, in each case during the 90-day period described above.

In addition, if (1) during the last 17 days of the 90-day period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option.

The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities, as well as other purchases by the underwriters for their own accounts, may prevent or retard a decline in the market price of the common stock and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities, and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Gary S. Cullen, Esq., our Deputy General Counsel. Mr. Cullen is paid a salary by us, is a participant in various employee benefit plans offered to our employees, and beneficially owns, or has rights to acquire, an aggregate of less than one percent of the shares of our common stock.

Certain matters relating to the offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Con-way Inc. as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 (which is included under Part II, Item 9A in Management’s Report on Internal Control over Financial Reporting) have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Con-way Inc.

Common Stock

Con-way Inc. may offer and sell from time to time common stock in amounts, at prices and on terms that we will determine at the time of the offering. We will provide the specific terms of an offering of common stock in supplements to this prospectus. Our common stock is listed on the New York Stock Exchange under the ticker symbol “CNW.”

We urge you to read carefully this prospectus and the accompanying prospectus supplement before you make your investment decision.

See “Risk Factors” included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and all amendments to those reports filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, and the applicable prospectus supplement to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2010.

i

In this prospectus, “Con-way,” “we,” “us,” “our” and similar terms refer to Con-way Inc. and its consolidated subsidiaries, unless otherwise stated or the context requires otherwise. References to the “Company” are to Con-way Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may sell common stock in one or more offerings. This prospectus provides you with a general description of the common stock we may offer. Each time we sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Con-way makes available, free of charge, on its website at http://www.con-way.com, under the headings “Investors Relations/Annual Reports & SEC Filings,” copies of its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and any amendments to those reports, in each case as soon as reasonably practicable after such reports are electronically filed with or furnished to the Securities and Exchange Commission.

In addition, Con-way makes available, free of charge, on its website at http://www.con-way.com, under the headings “Investor Relations/Corporate Governance,” current copies of the following documents: (1) the charters of the Audit, Compensation, and Governance and Nominating Committees of its Board of Directors; (2) its Corporate Governance Guidelines; (3) its Code of Ethics for Chief Executive and Senior Financial Officers; (4) its Code of Business Conduct and Ethics for Directors; and (5) its Code of Ethics for employees. Copies of these documents are also available in print to stockholders upon request, addressed to the Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, under which we file periodic reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be examined without charge at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. These filings also are available on our corporate website, http://www.con-way.com. Information contained on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

Rather than include certain information in this prospectus that we have already included in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following documents filed by Con-way Inc.:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•

Portions of our Definitive Proxy Statement on Schedule 14A filed on April 12, 2010 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009; and

•	Current Report on Form 8-K filed February 11, 2010.

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed) after the date of this prospectus and prior to the termination of the offering of securities hereby will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to any such document unless such exhibits are specifically incorporated by reference into the document to which this prospectus refers. You should direct such requests to our Corporate Secretary at 2855 Campus Drive, Suite 300, San Mateo, California 94403.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell common stock in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or the prospectus supplement, as the case may be.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, or the Securities Act, regarding our business, financial condition and results of operations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including among others:

•	any statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items;

•	any statements concerning proposed new products or services;

•	any statements regarding Con-way’s estimated future contributions to pension plans;

•	any statements as to the adequacy of reserves;

•	any statements regarding the outcome of any legal and other claims and proceedings that may be brought against Con-way;

•	any statements regarding future economic conditions or performance;

•	any statements regarding strategic acquisitions; and

•	any statements of estimates or belief and any statements or assumptions underlying the foregoing.

Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate” and “intend” and other similar expressions are intended to identify forward-looking statements. Any or all forward-looking statements in this prospectus, the documents incorporated by reference herein and in any other public filings or statements we make may turn out to be wrong. Such forward-looking statements are necessarily dependent on assumptions, data and methods that may be incorrect or imprecise and there can be no assurance that they will be realized. In that regard, certain important factors, among others and in addition to the matters discussed in this prospectus supplement and other reports and documents filed by Con-way with the SEC, could cause actual results and other matters to differ materially from those discussed in such forward-looking statements. A detailed description of certain of these risk factors is included in Item 1A, “Risk Factors,” of our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These factors should be considered in conjunction with any discussion of operations or results by us or our representatives, including any forward-looking discussion, as well as comments contained in press releases, presentations to securities analysts or investors or other communications by us.

You should not place undue reliance on any forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date thereof. Except as may be required by law, we do not undertake to address or update forward-looking statements in future filings or communications regarding our business or operating results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications.

CON-WAY INC.

We provide transportation, logistics and supply-chain management services for a wide range of manufacturing, industrial and retail customers. Our business units operate in regional and transcontinental less-than-truckload and full-truckload freight transportation, contract logistics and supply-chain management, multimodal freight brokerage and trailer manufacturing.

We are divided into the following five operating segments for financial-reporting purposes:

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Freight. The Freight segment primarily consists of the operating results of the Con-way Freight business unit. Con-way Freight is a less-than-truckload motor carrier that utilizes a network of freight service centers to provide regional, inter-regional and transcontinental less-than-truckload freight services throughout North America.

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Logistics. The Logistics segment consists of the operating results of the Menlo Worldwide Logistics business unit. Menlo Worldwide Logistics develops contract-logistics solutions, including the management of complex distribution networks and supply-chain engineering and consulting, and also provides multimodal freight brokerage services.

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Truckload. The Truckload segment consists of the operating results of the Con-way Truckload business unit. Con-way Truckload is a full-truckload motor carrier that utilizes a fleet of tractors and trailers to provide short- and long-haul, asset-based transportation throughout North America.

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Vector. Prior to its sale, the Vector reporting segment consisted of Con-way’s proportionate share of the net income from Vector SCM, LLC, or Vector, a joint venture with General Motors, or GM. GM purchased Con-way’s membership interest in Vector in December 2006.

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Other. The Other reporting segment consists of the operating results of Road Systems, a trailer manufacturer, and certain corporate activities for which the related income or expense has not been allocated to other reporting segments, including results related to corporate re-insurance activities and corporate properties. Road Systems primarily manufactures and refurbishes trailers for Con-way Freight and Con-way Truckload.

Our executive offices are located at 2855 Campus Drive, Suite 300, San Mateo, California 94403, and our Internet web site address is http://www.con-way.com. Information contained on our website is not part of this prospectus.

RISK FACTORS

An investment in our common stock is subject to certain risks. A description of some of those risks and the uncertainties we face is set forth under the heading “Risk Factors” included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and all amendments to those reports filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act. You should read these risk factors before you consider buying the common stock.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of common stock for general corporate purposes, which may include, but are not limited to, working capital and capital expenditures.

DESCRIPTION OF THE COMMON STOCK

General

The following summary describes the material provisions of our common stock. The summary in this prospectus is not complete. We urge you to read our Certificate of Incorporation and our Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Our Certificate of Incorporation authorizes our Board of Directors, without further stockholder action, to provide for the issuance of up to 100,000,000 shares of common stock, par value $0.625 per share, and up to 5,000,000 shares of preferred stock, no par value. We may amend our Certificate of Incorporation from time to time to increase the number of authorized shares of capital stock. Any such amendment would require the approval of the holders of a majority of our outstanding stock entitled to vote, with all such holders voting as a single class. The common stock will, when issued, be fully paid and nonassessable.

Each prospectus supplement may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the common stock covered by such prospectus supplement.

Dividend Rights

Subject to the dividend rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock will be entitled to receive dividends when, as and if declared by our Board of Directors. We will pay those dividends either in cash, shares of common stock, or otherwise, at the rate and on the date or dates as declared by our Board of Directors. Accruals of dividends will not bear interest.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of preferred stock before we pay distributions to the holders of common stock. Because we are a holding company, holders of common stock may not receive assets of our subsidiaries in the event of our liquidation until the claims of creditors of such subsidiaries are paid, except to the extent that we are a creditor of, and may have recognized claims against, such subsidiaries.

Voting Rights

Each holder of common stock entitled to vote will have one vote for each one share of common stock held on all matters to be voted upon by our stockholders, including elections of directors.

Conversion, Redemption and Preemptive Rights

Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and of Delaware Law

Our Certificate of Incorporation and our Bylaws and Delaware law contain certain provisions that may have the effect of delaying, deferring or preventing a takeover attempt that a stockholder might consider in its best interest, including those attempts that result in a premium over the market price for the shares held by stockholders. Following is a description of certain of the anti-takeover effects of such provisions.

Limitations on Liability and Indemnification of Directors and Officers. Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of such corporation, as the case may be, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Our Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. We have entered into indemnification agreements with each director providing for indemnification. Additionally, Article VIII of our Bylaws provides that we will indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their activities in such capacities. In addition, we have insurance policies that provide liability coverage to certain officers while acting in such capacities.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws and these indemnification agreements and insurance policies may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, investments in our common stock may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Special Meetings of Stockholders. Our Bylaws currently provide that special meetings of our stockholders may be called by our Board of Directors or the Chief Executive Officer at any time or, upon the written request by stockholders holding in the aggregate a majority of the outstanding voting power, by our Secretary.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice to us thereof in writing within the time periods specified in our Bylaws. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

Limitations on Stockholders’ Ability to Change the Number of Directors. The number of directors to serve on our Board of Directors is fixed by our Certificate of Incorporation and Bylaws. In addition, our Certificate of Incorporation provides that any vacancy on our Board of Directors (including any vacancy resulting from an increase in the number of directors) may be filled by a majority of our Board of Directors then in office. These provisions limit the ability of a stockholder to appoint new directors to our Board of Directors, and may have the effect of discouraging an attempt to obtain control of us by means of a proxy contest or otherwise.

Authorized but Unissued Capital Stock. Our Certificate of Incorporation authorizes our Board of Directors to issue one or more series of preferred stock, and to determine, with respect to any such series of preferred stock, the number of shares to be included in any series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series of preferred stock. The DGCL does not require stockholder approval for any issuance of previously authorized shares of our capital stock. However, the listing requirements of the New York Stock Exchange, which will apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances of common stock or securities convertible into or exercisable for common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. In addition, provisions which could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption or conversion rights, could be included in a series of preferred stock.

No Cumulative Voting. The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting. A cumulative voting provision could make it easier for minority stockholders to elect one or more directors to our Board of Directors.

General Corporation Law of the State of Delaware. We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least 66 2/ 3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes certain mergers, asset or stock sales and other transactions involving the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns (or within the previous three years did own) 15% or more of our voting stock.

Section 203 could prohibit or delay a merger or other takeover attempt and, accordingly, may discourage attempts to acquire us.

Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CNW.”

Transfer Agent and Registrar

BNY Mellon Shareowner Services acts as transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

Con-way may sell the common stock in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplements relating to an offering of the common stock will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the common stock and the proceeds to Con-way from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the securities offered hereunder.

If underwriters are used in the sale, the underwriters will acquire the common stock for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common stock may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the common stock, if any are purchased.

In connection with underwritten offerings of the common stock and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If a dealer is used in the sale, Con-way will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

The common stock may be sold directly by Con-way to one or more institutional purchasers, or through agents designated by Con-way from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the common stock in respect of which this prospectus is delivered will be named, and any commissions payable by Con-way to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the common stock being offered hereby is being passed upon for Con-way by Gary S. Cullen, Esq., Deputy General Counsel of Con-way. Mr. Cullen is paid a salary by us, is a participant in various employee benefit plans offered to our employees, and beneficially owns, or has rights to acquire, an aggregate of less than one percent of the shares of our common stock. Any underwriters will be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Con-way Inc. as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 (which is included under Part II, Item 9A in Management’s Report on Internal Control over Financial Reporting) have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

4,300,000 Shares

Con-way Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

Goldman, Sachs & Co.